LETTER OF CREDIT AGREEMENT

Dated as of November 13, 2008

By and Between

______________________________________

BOVIE MEDICAL CORPORATION

and

RBC BANK (USA)

relating to

______________________________________

$4,000,000
PINELLAS COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY
INDUSTRIAL DEVELOPMENT REVENUE BONDS
(BOVIE MEDICAL CORPORATION PROJECT), SERIES 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LETTER OF CREDIT AGREEMENT

THIS LETTER OF CREDIT AGREEMENT, dated as of November 13, 2008 (the "Agreement"), by and between BOVIE MEDICAL CORPORATION, a Delaware corporation (the "Company") and RBC BANK (USA), a North Carolina banking corporation (the "Bank");

WITNESSETH:

WHEREAS, the Company has requested that the Pinellas County Industrial Development Authority (d/b/a Pinellas County Economic Development Authority) (the "Issuer") issue $4,000,000 in aggregate principal amount of its Industrial Development Revenue Bonds (Bovie Medical Corporation Project), Series 2008 (the "Bonds") pursuant to an Indenture of Trust, dated as of November 1, 2008 (the "Indenture"), by and between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), and that it lend the proceeds of the sale of the Bonds to the Company in order to enable the Company to finance or refinance, in whole or in part, the acquisition and renovation of certain real property and equipment and the cost of equipping an approximately 60,000 square foot manufacturing facility located at 5115 Ulmerton Road, Largo, Florida 34620, Pinellas County, Florida to be used in the manufacturing of medical devices and accessories (the "Project"); and

WHEREAS, as security for the payment of the Bonds, the Company has requested the Bank to issue its irrevocable letter of credit in the form of Annex I attached hereto (the "Letter of Credit"); and

WHEREAS, it is a condition of the obligation of the Bank to execute and deliver the Letter of Credit that this Agreement shall have been executed and delivered by the Company;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.  For the purpose of this Agreement, in addition to terms defined elsewhere herein (capitalized terms not otherwise defined below shall have the meanings provided in the Indenture), the following terms shall have the following meanings:

"ADA" shall mean, collectively, the Americans with Disabilities Act of 1990 and, as applicable, the Florida Americans with Disabilities Accessibility Implementation Act.

"A Drawing" shall have the meaning specified in the Letter of Credit which shall be a drawing in respect of the payment of the portion of the purchase price of Bonds corresponding to principal of such Bonds.

"Affiliate" shall mean, as to any Person, any other Person, directly or indirectly controlling (including all directors, trustees, officers and employees of such Person), directly or indirectly controlled by or under direct or indirect common control with such Person.

"Assignment of Leases" shall mean the Assignment of Rents, Leases, Profits and Contracts dated as of the date hereof, executed by the Company in favor of the Bank.

"B Drawing" shall have the meaning specified in the Letter of Credit which shall be a drawing in respect of the payment of principal of the Bonds.

"Base Rate" shall mean the per annum rate which the Bank publicly announces from time to time to be its prime lending rate, as in effect from time to time.  The Bank's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Bank may make commercial loans or other loans at rates of interest at, above or below the Bank's prime lending rate.  Each change in the Bank's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

"Business Day" shall mean any day other than (a) a Saturday or Sunday, (b) a day on which the Trustee or the Credit Provider is required or permitted by law to close, and (c) a day on which the New York Stock Exchange is closed.

"C Drawing" shall have the meaning specified in the Letter of Credit which shall be a drawing in respect of the payment of interest, or the portion of the purchase price of Bonds corresponding to interest, on the Bonds.

"Capital Lease Obligations" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including, when appropriate, the statutory predecessor of the Code, and all applicable regulations thereunder whether proposed, temporary or final, including regulations issued and proposed pursuant to the statutory predecessor of the Code, and, in addition, all official rulings and judicial determinations applicable under the Code and under the statutory predecessor of the Code and any successor provisions to the relevant provisions of the Code or regulations.

"Date of Issuance" shall mean the date of issuance and delivery of the Letter of Credit.

"Debt Service Coverage Ratio" shall mean, as to any period, the ratio of (a) EBITDA to the total of (b) interest expense plus scheduled principal payments in respect of Funded Debt tested quarterly, which shall be no less than 1.50 times beginning December 31, 2008.

"Default" shall mean any event which with notice or lapse of time, or both, would become an Event of Default.

“EBITDA” shall mean the sum (without duplication) of (a) net income (or net loss) from continuing operations, plus (b) to the extent deducted in determining net income (or net loss) the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary or unusual losses deducted in calculating net income (or net loss) and (vi) any cost of sales arising from step-up inventory values as a result of applying purchase or fresh start accounting, less (c) the sum of (i) extraordinary or unusual gains added in calculating net income (or net loss), (ii) all corporate distributions in each case determined in accordance with GAAP and (iii) gains (or losses) on the disposal of assets added in calculating net income (or net loss).

"Environmental Indemnity" shall mean the Hazardous Substance Indemnity Agreement dated as of November 13, 2008, between the Company and the Bank.

"Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

"Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Company or any Affiliate directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

"ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

"ERISA Event" shall  mean (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" shall have the meaning specified in Article 10.

"Financial Contract" shall mean (i) an agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing) designed to protect against fluctuations in interest rates, currency values or commodity values; (ii) any combination of the foregoing; or (iii) a master agreement for any of the foregoing together with all supplements.

“Funded Debt” shall mean all obligations for borrowed money which bears interest or to which interest is imputed, plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations, all Indebtedness secured by purchase money security interests, and the amount of any contingent liabilities such as guarantees or other financial assistance provided in respect of liabilities of a third party.

"GAAP" shall mean generally accepted accounting principles as defined by the Financial Accounting Standards Board as from time to time in effect that are consistently applied and, when used with respect to the Company, that are consistent with the accounting practice of the Company, reflected in the financial statements for the Company, with such changes as may be approved by an independent public accountant satisfactory to the Bank.

"Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit issued in support of such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law or defined as "hazardous materials" by Hazardous Materials Laws.

"Hazardous Materials Laws" shall mean, collectively, all federal, state and local laws, ordinances or regulations, now or hereafter in effect, relating to environmental conditions or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 9601, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2929, and all similar federal, state and local laws and ordinances, together with all regulations now or hereafter adopted, published or promulgated pursuant thereto.

"Improvements" shall mean all buildings, structures, fixtures and personal property now or hereafter located on or affixed to the Property together with all additions and accessions thereto and replacements and proceeds thereof.

"Indebtedness" of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 10.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (j) Off-Balance Sheet Liabilities and (k) all obligations under a Financial Contract. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

"Indenture" shall mean the Indenture of Trust dated as of November 1, 2008 between the Issuer and the Trustee.

"Lien" shall mean, as to any asset, (a) any lien, charge, claim, mortgage, security interest, pledge or other encumbrance of any kind with respect to such asset, (b) any interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset, (c) any reservation, exception, encroachment, easement, right of way, covenant, condition, restriction, lease or other title exception affecting such asset, or (d) any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

"Loan Agreement" shall mean the Loan Agreement dated as of November 1, 2008 between the Issuer and the Company.

"Long-Term Debt" shall mean Indebtedness the principal of which is payable more than one year after the date of creation thereof.

"Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, liabilities or prospects of the Company or of the Company and its Affiliates taken as a whole, (b) the ability of the Company to perform any of its obligations under the Operative Documents, (c) the rights and remedies of the Bank under any of the Operative Documents or (d) the legality, validity or enforceability of any of the Operative Documents.

"Mortgage" shall mean the Mortgage and Security Agreement dated as of the date hereof, executed by the Company, as mortgagor, in favor of the Bank, as mortgagee, encumbering the Property.

"Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

"Operative Documents" shall have the meaning specified in Section 4.1 hereof.

"PBGC" shall mean the Pension Benefit Guaranties Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

"Permitted Liens" shall mean

(a)           Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and its Affiliates taken as a whole;

(g)           the Mortgage, the Assignment of Leases  and any other Operative Documents or other documents evidencing the Liens created by the Operative Documents; and

(h)           items shown on Annex IV.

"Permitted Investments" shall have the meaning ascribed thereto under Section 1.1 of the Indenture.

"Person" shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other juridical entity, or a foreign state or any agency or political subdivision thereof.

"Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreement of the Company in favor of the Bank, dated as of the date hereof.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement of the Company in favor of the Bank, dated as of the date hereof.

"Pledged Bonds" shall have the meaning specified in Section 3.2(a).

"Pledged Bond Collateral" shall have the meaning specified in Section 3.2(b).

"Property" shall mean all of the real property described in Exhibit "B" to the Mortgage, together with the Improvements and all other property described in the Mortgage.

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

"Remarketing Agreement" shall mean the Remarketing Agreement dated as of the date hereof between the Company and the Remarketing Agent, as defined in the Indenture.

"Responsible Officer" shall mean any of the president, the chief executive officer, chairman of the board of directors, the chief financial officer, executive director or the treasurer of the Company or such other representative of the Company as may be designated in writing by any one of the foregoing with the consent of the Bank; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Company.

"Stated Amount" shall have the meaning specified in the Letter of Credit.

"Tangible Net Worth" shall mean the amount shareholder equity of the Company less (a) intangible assets, (b) deferred charges, and (c) leasehold improvements.

"Termination Date" shall mean the date the Letter of Credit expires in accordance with its terms.

"Title Policy" shall have the meaning specified in Section 4.8.

“Waiver of Jury Trial Agreement” shall mean the Waiver of Jury Trial Agreement dated as of the date hereof between the Company and the Bank.

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2  Accounting Terms.  All accounting terms not specifically defined in Paragraph 1.1 shall have the meanings normally given them by GAAP, which principles will be applied on a basis consistent with those applied to the reporting requirements specified in Paragraph 7.1 of this Agreement.

ARTICLE 2

ISSUANCE OF LETTER OF CREDIT; FEES

Section 2.1  Amount and Term of Letter of Credit.  The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to issue the Letter of Credit to the Trustee (a) in an amount not to exceed $4,000,000, plus an amount equal to the sum of 35 days' interest on the Bonds, computed at a rate of twelve percent (12%) per annum notwithstanding the actual rate borne from time to time by the Bonds, and (b) expiring on December 15, 2011 unless otherwise terminated or extended.  On or before December 15, 2010 and each December 15th thereafter (except after the Bank shall have given notice of its intention not to extend the Letter of Credit), the Company may request in writing a one-year extension of the term of the Letter of Credit and, within two hundred ten (210) days after its receipt of such request, the Bank will inform the Trustee and the Company in writing if the Bank, in its sole discretion, is willing to renew the Letter of Credit for an additional term of one year.  Although the remaining term of the letter of Credit shall never exceed three years from any extension date, it is the intention of this provision that, if an extension is requested by the Company, the Trustee and the Company shall receive approximately five months notice of the Bank's intention not to extend the Letter of Credit for an additional period of one year.  Nothing herein shall be construed to limit the Bank's ability to exercise its discretion to determine whether it shall grant an extension or its rights following the occurrence of any Event of Default.

Section 2.2  Letter of Credit Fee.  The Company hereby agrees to pay to the Bank a non refundable annual letter of credit fee for the period from and including the Date of Issuance until the Termination Date, calculated at the rate of one percent (1.0%) of the Stated Amount of the Letter of Credit (as the same may be reduced from time to time but including, in any event, the principal amount of any Pledged Bonds) on the date of payment of such letter of credit fee.  Amounts payable under this Section 2.2 shall be payable in advance annually, based on a 360 day year, actual number of days elapsed, in immediately available funds, with the first such installment due on the Date of Issuance, the second such installment due on December 15, 2009, and such installments to be paid annually thereafter on the 15th day of each December.

Section 2.3  Drawing Fees.  The Company hereby agrees to pay to the Bank upon each drawing by the Trustee under the Letter of Credit, the sum of $100, such amount payable without demand on the date of each such draw.

Section 2.4  Commitment Fee. The Company hereby agrees to pay the Bank on or prior to the Date of Issuance, in addition to any fees described in Section 2.2 hereof,  a one time commitment fee in the amount equal to one percent (1.0%) of the Stated Amount of the Letter of Credit.

Section 2.5  Transfer Fees.  The Company hereby agrees to pay to the Bank, upon each transfer of the Letter of Credit to a new payee in accordance with its terms, the sum of $1,000.

Section 2.6  Additional Payments.  If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or in generally accepted accounting principles, shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by the Bank or (b) impose on the Bank any other condition relating, directly or indirectly, to this Agreement or the Letter of Credit, and the result of any event referred to in the preceding clause (a) or (b) shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit, then, upon demand by the Bank, the Company hereby agrees to pay promptly to the Bank, from time to time as specified by the Bank, such additional amounts as shall be sufficient to compensate the Bank for such increased cost.  A certificate of the Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

Section 2.7  Capital Adequacy.  If, after the date of this Agreement, the Bank shall have determined that the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital, on this credit facility or otherwise, as a consequence of its obligations hereunder and under the Letter of Credit to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank, the Company hereby agrees to pay the Bank such additional amount or amounts as will compensate the Bank for such reduction.  A certificate of the Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

Section 2.8  Interest on Overdue Payments.  The Company hereby agrees to pay to the Bank interest on any and all amounts required to be paid under this Agreement from and after the due date thereof until payment in full, payable on demand, at the Base Rate plus two percent (2%) per annum, but in no event in excess of the maximum lawful rate.

ARTICLE 3

AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS; PLEDGED BONDS

Section 3.1  Reimbursement.  The Company hereby agrees as follows:

(a)           to pay to the Bank (i) within one hundred twenty (120) days after payment is made under the Letter of Credit pursuant to any "A Drawing" to pay the portion of the Purchase Price of Bonds corresponding to principal, but in no event later than the earlier of (A) the Termination Date, (B) the earlier termination of the Letter of Credit, or (C) the date of remarketing of such Bonds, an amount equal to the amount of such "A Drawing" under the Letter of Credit; and (ii) interest on each such amount from the date of drawing of such amount under the Letter of Credit at the Base Rate plus two percent (2%) per annum, but in no event in excess of the maximum lawful rate, such interest being payable on the first day of each month, commencing with the first month after the month in which such drawing occurs, and on the date of payment (including prepayment) of such amount;

(b)           to pay to the Bank immediately after any payment is made under the Letter of Credit pursuant to any "B Drawing" or "C Drawing" to pay principal of or interest (or the portion of the Purchase Price of Bonds corresponding to interest) on the Bonds, an amount equal to such amount so paid under the Letter of Credit; and

(c)           to pay to the Bank interest on any and all amounts required to be paid as provided in this Section 3.1 from and after the due date thereof until payment in full, payable on demand, at the Base Rate plus two percent (2%) per annum, but in no event in excess of the maximum lawful rate.  If any payment under the Letter of Credit with respect to an "A Drawing," a "B Drawing" or a "C Drawing" shall be reimbursed to the Bank on the same date such payment is made by the Bank, no interest shall be payable on the reimbursed amount.

Section 3.2  Pledge of Bonds.

(a)           As security for the payment of the obligations of the Company pursuant to Section 3.1(a) above and as more fully described below, the Company hereby pledges to the Bank, and grants to the Bank a security interest in, its right, title and interest in and to Bonds delivered to the Bank in connection with "A Drawings" (herein called "Pledged Bonds").  Any amounts from time to time owing to the Bank pursuant to Section 3.1 above may be paid (i) at any time by the Company on one Business Day's notice stating the amount to be prepaid (which shall be $5,000 or an integral multiple thereof) and (ii) at any time on behalf of the Company on one Business Day's notice from the Company directing the Bank to deliver (or to cause the Trustee to deliver) a specified principal amount of Pledged Bonds held by or on behalf of the Bank for sale.  Upon payment to the Bank of the amount to be prepaid pursuant to Section 3.1(a) or (b) above, together with accrued interest as set forth in Section 3.1(a)(ii), to the date of such payment on the amount to be paid, the outstanding obligations of the Company under Section 3.1(a) above shall be reduced by the amount of such prepayment, interest shall cease to accrue on the amount prepaid and the Bank shall release (or shall be deemed to have released) from the pledge and security interest created hereunder a principal amount of Pledged Bonds equal to the amount of such payment, provided that prior to such release from the pledge and security interest created hereunder of Bonds delivered to or for the benefit of the Bank in connection with an "A Drawing," the Company shall have paid to the Bank the amount owing in respect of the "C Drawing," if any, made in conjunction with such "A Drawing."  Such Bonds shall be delivered to the Company on payment to the Bank as aforesaid or to the Trustee for sale pursuant to the Indenture, as appropriate.  Notwithstanding the foregoing, no payment of amounts owing to the Bank pursuant to Section 3.1(a) may be made, and no Pledged Bonds shall be released, during the period commencing on the Record Date with respect to an Interest Payment Date and ending at the close of business on such Interest Payment Date.

(b)           The Company hereby pledges, assigns, hypothecates, transfers, and delivers to the Bank all its right, title and interest to, and hereby grants to the Bank a first lien on, and security interest in, all right, title and interest of the Company in and to (i) all Pledged Bonds; (ii) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Pledged Bonds; and (iii) all proceeds (cash and non cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Pledged Bonds (collectively, the "Pledged Bond Collateral").  The Pledged Bond Collateral shall serve as security for the payment and performance when due of the obligations of the Company hereunder.  The Company shall deliver, or cause to be delivered, the Pledged Bonds to the Bank or to an agent designated by the Bank immediately upon receipt thereof or, in the case of Pledged Bonds held under a book-entry system administered by The Depository Trust Company ("DTC"), New York, New York (or any other clearing corporation), the Company shall cause the Pledged Bonds to be reflected on the records of DTC (or such other clearing corporation) as a position held by the Bank (or an agent acceptable to the Bank) as a DTC participant (or a participant in such other clearing corporation) and the Bank (or its agent) shall reflect on its records that the Pledged Bonds are owned beneficially by the Company subject to the pledge in favor of the Bank.

(c)           If any Event of Default shall have occurred and be continuing, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Company or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Bond Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Pledged Bond Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Bank's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Pledged Bond Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby expressly waived or released.  The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Pledged Bond Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the obligations of the Company hereunder in such order as the Bank may elect, the Company remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Sections 679.608(1)(a) and 679.610, Florida Statutes, need the Bank account for the surplus, if any, to the Company.  The Company agrees that the Bank need not give more than ten days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters.  No notification need be given to the Company if it has signed after Default a statement renouncing or modifying any right to notification of sale or other intended disposition.  In addition to the rights and remedies granted to the Bank in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the obligations of the Company hereunder, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of Florida at that time.

(d)           The Company covenants that the pledge, assignment and delivery of the Pledged Bond Collateral hereunder will create a valid, perfected, first priority security interest in all right, title or interest of the Company in or to such Pledged Bond Collateral, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Company which would include the Pledged Bond Collateral.  The Company covenants and agrees that it will defend the Bank's right, title and security interest in and to the Pledged Bond Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

(e)           Pledged Bonds shall, at the option of the Bank, continue to be held as book-entry only bonds, and shall be released from the security interest created hereunder for cancellation or remarketing upon satisfaction of the obligations of the Company with respect to such Pledged Bonds as provided in this Article 3.

(f)           The Company recognizes that, if the Bonds are being held under a book-entry only system, and if less than all of the Bonds are Pledged Bonds, the Trustee shall withdraw all Pledged Bonds from the book-entry only system and shall, at the expense of the Company, prepare and authenticate physical bonds representing such Pledged Bonds until such time as such Bonds are remarketed.

Section 3.3  Reinstatement of Letter of Credit.  After any "C Drawing," the obligation of the Bank to honor demands for payment under the Letter of Credit with respect to payment of interest, or the portion of Purchase Price of Bonds corresponding to interest, on the Bonds will automatically and immediately be reinstated up to the total amount specified therein, upon the terms and conditions set forth in the Letter of Credit.  Upon release by or on behalf of the Bank pursuant to Section 3.2 hereof of any Pledged Bonds, the obligation of the Bank to honor demands for payment under the Letter of Credit with respect to payment of the principal, or the portion of Purchase Price of Bonds corresponding to principal, of the Bonds will be automatically reinstated up to the total amount specified therein upon the terms and conditions set forth in the Letter of Credit.

Section 3.4  Credit for Amount Paid on Bonds.  The Company shall (a) receive a credit against the obligation to pay interest pursuant to Section 3.1(a)(ii) above to the extent of any amounts actually paid by the Issuer from funds of the Company to the Bank in respect of the interest due on any Pledged Bonds and (b) receive a credit against its reimbursement obligation pursuant to Section 3.1(a)(i) above to the extent of any amounts actually paid by the Issuer from funds of the Company to the Bank in respect of the principal due on any Pledged Bonds.

Section 3.5  Computation of Interest; Place of Payment.  Interest payable hereunder shall be computed on the basis of a 360 day year, actual number of days elapsed.  All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank's office at 4221 West Boy Scout Boulevard, Suite 100, Tampa, Florida 33607. In the event the date specified for any payment hereunder is not a Business Day, such payment shall be made on the next following Business Day and interest shall be paid at the rate provided for herein on any such payment to the Business Day on which such payment is made.

ARTICLE 4

CONDITIONS PRECEDENT TO ISSUANCE OF THE LETTER OF CREDIT

This Agreement shall become effective, and the Bank will issue the Letter of Credit, on the date the Bonds are issued and sold to the purchaser(s) thereof, provided that all of the following conditions are met:

Section 4.1  Delivery of the Bonds and Operative Documents.  This Agreement, the Loan Agreement, the Indenture, the Remarketing Agreement, the Environmental Indemnity, the Mortgage, the Pledge Agreement, the Pledge and Security Agreement, the UCC-1 Financing Statement, the Assignment of Leases, and the Waiver of Jury Trial Agreement (collectively, the "Operative Documents") and the Bonds shall have been executed and delivered by the parties thereto, each in form and substance satisfactory to the Bank.  The Bank shall have received an executed or conformed copy of each of the Operative Documents.

Section 4.2   No Default.  On the Date of Issuance and after giving effect to the issuance of the Letter of Credit, there shall exist no Default or Event of Default.

Section 4.3  Representations and Warranties.  On the Date of Issuance and after giving effect to the issuance of the Letter of Credit, all representations and warranties of the Company contained herein, in the other Operative Documents or otherwise made in writing in connection herewith shall be true and correct with the same force and effect as though such representations and warranties had been made on and as of such date.

Section 4.4  Opinions of Counsel.  There shall have been delivered to the Bank an opinion of Fowler White Boggs Banker P.A., in its capacity as counsel to the Company, dated the Date of Issuance, which opinion shall be in form and substance satisfactory to the Bank and shall cover such matters as the Bank may reasonably request.

Section 4.5  Certificates of Compliance.  There shall have been delivered to the Bank certificates of duly authorized officers of the Company, dated the Date of Issuance, to the effect that all of the conditions specified in Sections 4.1 and 4.2 have been satisfied as of such date and covering such additional matters as the Bank may reasonably request.

Section 4.6  Opinion of Bond Counsel.  There shall have been delivered to the Bank an opinion (or a signed copy of such opinion together with a satisfactory reliance letter) of Bryant Miller Olive, P.A., Bond Counsel, dated the Date of Issuance and in form and substance satisfactory to the Bank, to the effect that the Bonds are legal, valid and binding obligations of the Issuer and that as of the Date of Issuance interest on the Bonds is not includable in gross income for federal income tax purposes under existing statutes, regulations and rulings, and covering such other matters as the Bank may reasonably request.

Section 4.7  Governmental Approvals.  The Company shall furnish to the Bank copies or other evidence satisfactory to the Bank of all permits, licenses and approvals currently available required in connection with the Property and Improvements thereon including, without limitation, evidence of compliance with applicable zoning requirements, grading permits, building permits, curb cut permits, sewer tap permits, permits for discharge or storm water, and permits for the development of areas classified as "wetlands," if applicable.

Section 4.8  Title Insurance Policy.  There shall have been delivered to the Bank a mortgagee's title insurance policy, in form and content satisfactory to the Bank, in an amount equal to the Stated Amount of the Letter of Credit to be obtained at the Company's expense insuring that the Mortgage constitutes a valid first lien on the Property, free and clear of all defects and encumbrances except such as the Bank shall approve, and naming the Bank as insured, with no exceptions or exclusions other than as may be approved by the Bank.

Section 4.9  Survey.  There shall have been delivered to the Bank a current survey or surveys of the Property prepared in compliance with standards established by the Bank and certified to the benefit of the Bank and the provider of the Title Policy, by a duly registered land surveyor or engineer, acceptable to the Bank, which survey shall show all courses and distances, dimensions, the area in square feet, street and setback lines, existing improvements (if any) and other details reasonably required by the Bank or which may be necessary to show that there are no encroachments, easements, rights-of-ways, building code or zoning violations or that the Property does not lie within a flood hazard area or other defects affecting marketability or insurability.

Section 4.10  Environmental Audit.  There shall have been delivered to the Bank a Phase I environmental audit or audits or environmental questionnaires related to the Property in form and substance satisfactory to the Bank.  The Bank may require additional audits, reports, or assessments at the expense of the Company in accordance with the terms of the Environmental Indemnity.

Section 4.11  Proof of Insurance.  There shall have been delivered to the Bank a proof of insurance or copies of the insurance policies meeting the requirements hereof and of the Mortgage.

Section 4.12  Appraisal.  There shall have been delivered to the Bank an MAI appraisal or appraisals on the Property, satisfactory to the Bank and prepared by an MAI appraiser satisfactory to the Bank, showing that the original stated amount of the Letter of Credit does not exceed 80% of the appraised market value of the Property.

Section 4.13  Other Documents.  There shall have been delivered to the Bank such other information, documents, instruments, approvals (and if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank or its counsel may reasonably request, including, without limitation, a certificate of good standing for the Company from the Secretary of State of the State of Florida, evidence of action by the Company to authorize the Loan Agreement and the other Operative Documents and all documents related to the Bonds and this Agreement, and three year projections for sales and profitability of the Company.

Section 4.14   Fees.  There shall have been paid to the Bank all amounts required under Sections 2.2 and 2.4 of this Agreement to be due and payable on the Date of Issuance of the Letter of Credit.

Section 4.15   Documentation and Proceedings.  All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement and the other Operative Documents shall be satisfactory in form and substance to the Bank and its counsel and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, governmental approvals and incumbency certificates which it may have reasonably requested in connection with the transactions contemplated by this Agreement and the other Operative Documents, such documents where appropriate to be certified by proper officers.

ARTICLE 5

CHARACTER OF OBLIGATIONS HEREUNDER

The obligations of the Company under this Agreement are primary, absolute, independent, irrevocable and unconditional.  The Company understands and agrees that no payment by it under any other agreement (whether voluntary or involuntary or pursuant to court order or otherwise) shall constitute a defense to the several obligations hereunder except to the extent that the Bank has been indefeasibly paid in full.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows:

Section 6.1  Existence; Power.   The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 6.2  Organizational Power; Authorization.  The execution, delivery and performance by the Company of the Operative Documents to which it is a party are within the Company's organizational powers and have been duly authorized by all necessary organizational, and if required, member or partner action.  This Agreement has been duly executed and delivered by the Company, and constitutes, and each other Operative Document to which the Company is a party, when executed and delivered by the Company, will constitute, the valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

Section 6.3  Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Company of this Agreement and of the other Operative Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law, rule or regulation or the charter, by-laws or other organizational documents of the Company or any of its Affiliates or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Company or any of its Affiliates or any of its assets or give rise to a right thereunder to require any payment to be made by the Company or any of its Affiliates and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Affiliates, except Liens (if any) created under the Operative Documents.

Section 6.4  Financial Statements.  The Company has furnished to the Bank the internally prepared balance sheet of the Company as of June 30, 2008, and the related statements of income and cash flows for the fiscal quarter and year-to-date period then ending.  Such financial statements fairly present the financial condition of the Company as of such date and the results of operations for such period in conformity with GAAP consistently applied, subject to year end adjustments.  Since June 30, 2008, there have been no changes with respect to the Company which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 6.5   Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Affiliates (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Operative Document or (iii) which is not described on Annex II hereto.

(b)           Except for the matters described in the Existing Environmental Reports (as defined in the Environmental Indemnity), neither the Company nor any of its Affiliates (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           Except as described in the Existing Environmental Reports (as defined in the Environmental Indemnity), the Property has not, to the knowledge of the Company, in the past been used and the Property is not presently being used for the handling, storage, transportation or disposal of Hazardous Materials or toxic materials in contravention of applicable state, federal or local law or regulation nor, to the knowledge of the Company, have such materials ever been present on the Property in contravention of applicable state, federal or local law or regulation.

Section 6.6  Compliance with Laws and Agreements.  The Company and each of its Affiliates is in compliance with (a) all applicable laws, rules, regulations, judgments and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.7  Investment Company Act, Etc.  Neither the Company nor any of its Affiliates is (a) an "investment company" or is "controlled" by an "investment company," as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 6.8  Taxes.  The Company and its Affiliates and each other Person for whose taxes the Company or any Affiliate could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) to the extent the failure to do so would not have a Material Adverse Effect or (b) where the same are currently being contested in good faith by appropriate proceedings and for which the Company or such Affiliate, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  As of the Date of Issuance, the charges, accruals and reserves on the books of the Company and its Affiliates in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 6.9  Margin Regulations.  None of the proceeds of any of the Bonds or of any drawing under the Letter of Credit will be used for "purchasing" or "carrying" any "margin stock" with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

Section 6.10  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability  is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of  all accumulated  benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000 the fair market value of the assets of all such underfunded Plans.  All Plans of the Company are described on Annex III hereto.

Section 6.11  Ownership of Property.

(a)           The Company and its Affiliates has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, free and clear of any Liens except Permitted Liens.

(b)           The Company and its Affiliates owns, or is licensed, or otherwise has the right to use, all patents, trademarks, service marks, tradenames, copyrights, franchises, licenses, and other intellectual property material to its business, and the use thereof by the Company and its Affiliates does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 6.12  Disclosure.  The Company has disclosed to the Bank all agreements, instruments, and corporate or other restrictions to which the Company or any of its Affiliates is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including without limitation all reports that the Company is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Company to the Bank in connection with the negotiation or syndication of this Agreement or any other Operative Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, if any, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.13  Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Company or any of its Affiliates or, to the Company's knowledge, threatened against or affecting the Company or any of its Affiliates, and no significant unfair labor practice, charges or grievances are pending against the Company or any of its Affiliates, or to the Company's knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Company or any of its Affiliates pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Company or any such Affiliate, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.14  Non-Controlled Person.  The Company does not "control" the Bank, either directly or indirectly through one or more controlled companies, within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 6.15  Mortgage.  The Mortgage creates as security for the Company's reimbursement obligations to the Bank hereunder, a valid and enforceable first priority lien on the Property, whether fee title or leasehold, noted therein, and on the personal property and fixtures described therein, subject to no other liens other than the liens disclosed on Annex IV attached hereto.

ARTICLE 7

AFFIRMATIVE COVENANTS

The Company covenants and agrees that so long as the Letter of Credit remains outstanding:

Section 7.1  Financial Statements and Other Information.  The Company will deliver to the Bank:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2008, a copy of the annual report for such fiscal year for the Company, containing an annual budget, consolidated and consolidating balance sheets, statements of income and retained earnings, statement of changes in the financial position of the Company as of the end of such fiscal year and the related statements of activities, net assets and cash flows of the Company for such fiscal year, all in reasonable detail and reviewed by an independent public accountants acceptable to Bank and a certificate of a Responsible Officer of the Company to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Company for such fiscal year on a basis in accordance with GAAP;

(b)           as soon as available and in any event within 45 days after the end of each calendar quarter, commencing December 31, 2008, an internally prepared statement of changes in the financial position of the Company as of the end of such quarter, including a balance sheet, statement of income and retained earnings, accounts receivable with aging and inventory report for each such quarter, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all internally-prepared and certified by a Responsible Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP, subject to normal year-end audit adjustments;

(c)           as soon as available and in any event within 20 days after the end of each calendar month, commencing November 30, 2008, an internally prepared listing of accounts receivable through the last calendar day of the previous month showing the accounts receivable that are insured through a credit insurance policy acceptable to the Bank;

(d)           concurrently with the delivery of the financial statements referred to in clauses (a), (b) and (c) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Company has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article 9 and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Company's financial statements referred to in Section 6.4 and, if any change has occurred, specifying the effect  of such change on the financial statements accompanying such certificate;

(e)           within 120 days of the end of each calendar year, and in all events with 10 days after filing, copies of all state and federal tax returns of the Company, certified by an officer of the Company;

(f)           promptly following any request therefor (and no later than 45 days after any such request), such other information regarding the results of operations, business affairs and financial condition of the Company as the Bank may reasonably request; and

Section 7.2   Notices of Material Events.  The Company will furnish to the Bank prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Company, affecting the Company or any Affiliate which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Company or any of its Affiliates (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval  required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Affiliates in an aggregate amount exceeding $100,000;

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f)           Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 7.3  Existence; Conduct of Business.  The Company will do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.3.

Section 7.4  Compliance with Laws, Etc.  The Company will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.5  Payment of Obligations.  The Company will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 7.6  Books and Records.  The Company will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Company in conformity with GAAP.

Section 7.7  Visitation, Inspection, Etc.  The Company will permit any representative of the Bank, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Bank may reasonably request after reasonable prior notice to the Company; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 7.8  Maintenance of Properties; Insurance.  The Company will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against and in amounts customarily insured for by companies in the same or similar businesses operating in the same or similar locations.

Section 7.9      Use of Bond Proceeds.  The Company will use the proceeds of the Bonds for the purposes set forth in the Operative Documents.  No part of the proceeds of the Bonds will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 7.10    Non-Controlled Person.  The Company will provide written notice to the Trustee and the Remarketing Agent thirty days prior to the consummation of any transaction that would result in the Company controlling or being controlled by the Bank within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 7.11   Sinking Fund; Optional Redemption of Bonds.  Commencing on December 1, 2008, and continuing on the 1st day of each calendar month thereafter during the term of this agreement, the Company will deposit in an interest bearing money market account at the Bank (the (“Sinking Fund Account”), 1/12th of the principal amount required to optionally redeemed the Bonds at the next Annual Redemption Date set forth below. Funds in the Sinking Fund Account shall be withdrawn annually to pay the Annual Optional Redemption Amount set for the table below and shall be used for no other purpose.  The final Annual Optional Redemption Date shall be December 1, 2028.

Year of Annual Optional
Redemption Date	Annual Optional
(first Business Day of December)	Redemption Amount

2009	$125,000
2010	$135,000
2011	$140,000
2012	$145,000
2013	$155,000
2014	$160,000
2015	$165,000
2016	$175,000
2017	$185,000
2018	$190,000
2019	$195,000
2020	$205,000
2021	$215,000
2022	$225,000
2023	$235,000
2024	$250,000
2025	$255,000
2026	$270,000
2027	$280,000
December 1, 2028	$295,000

The Company hereby agrees to satisfy the reimbursement obligations of the Company set forth in Section 3.1(b) hereof relating to any "B Drawing" to pay principal of the Bonds in connection with any optional redemption thereof required pursuant to this Section 7.11.

Section 7.12    ADA.  The Company will comply with the ADA and any and all regulations and guidelines issued thereunder to the extent that such compliance with the ADA is required thereunder.  The Company agrees to indemnify, defend, and hold the Bank harmless from and against any loss to the Bank, including without limitation, attorneys' fees incurred by the Bank as a result of the Company's noncompliance with the requirements of ADA or the failure of the Improvements to comply therewith.  .

Section 7.13    Draws from Project Fund.  Approval by the Bank shall be required with respect to each requisition from the Project Fund created under the Indenture. The Company may submit a requisition for a draw from the Project Fund to the Bank for approval no more often than once each month.

Section 7.14    Deposit Accounts.  The Company shall maintain its primary deposit accounts with the Bank.

Section 7.15    Auto-Debit.  The Company hereby agrees that all payments due and payable pursuant to Section 7.11 hereof, shall be automatically withdrawn by the Bank in the amounts and on the dates owed, from the deposit accounts held with the Bank as required by Section 7.14 hereof.

ARTICLE 8

NEGATIVE COVENANTS

The Company covenants and agrees that so long as the Letter of Credit remains outstanding:

Section 8.1      Indebtedness.  The Company will not create, incur, assume or suffer to exist any Indebtedness without the advance written consent of the Bank, except, so long as no Event of Default has occurred and is continuing hereunder:

(a)           Indebtedness created pursuant to the Operative Documents;

(b)           Indebtedness not intended to be paid with proceeds of the Bonds and existing on the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)           Indebtedness in respect of obligations under any Financial Contract permitted by Section 8.7; and

(d)           other Indebtedness in any year in an aggregate principal amount not to exceed $100,000 during the term of the Letter of Credit.

Section 8.2      Negative Pledge.  The Company will not create, incur, assume or suffer to exist any Lien on any of the Property, or any Improvement thereon or any other property encumbered by the Mortgage, except:

(a)           Liens created in favor of the Bank pursuant to the Operative Documents;

(b)           Permitted Liens;

(c)           any Liens on any property or asset of the Company existing on the Date of Issuance set forth on Annex IV;

(d)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a) or (b) of this Section; provided, that the principal amount of the Indebtedness  secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby, or

(e)           Liens expressly approved in writing by the Bank.

Section 8.3      Fundamental Changes.

(a)           The Company will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the Company may merge with a Person if the Company is the surviving Person.

(b)           The Company will not engage in any business other than businesses of the type conducted by the Company on the date hereof and businesses reasonably related thereto.

Section 8.4      Transactions with Affiliates.  The Company will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Company than could be obtained on an arm's-length basis from unrelated third parties.

Section 8.5      Restrictive Agreements.  The Company will not, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of the Company to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Operative Document, (ii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 8.6      Contingent Liabilities; Sale and Leaseback Transactions.  The Company shall not enter into any arrangements that would, directly or indirectly, create a contingent liability of the Company without the prior written consent of the Bank.  The Company will not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 8.7      Financial Contract.  The Company will not enter into any Financial Contract, other than a Financial Contract entered into in the ordinary course of business to hedge or mitigate risks to which the Company is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Company acknowledges that a Financial Contract entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Financial Contract under which the Company is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Financial Contract entered into in the ordinary course of business to hedge or mitigate risks.

Section 8.8      Amendment to Material Documents.  The Company will not amend, modify or waive any of its rights in a manner materially adverse to the Bank under its certificate of incorporation, bylaws or other organizational documents.

Section 8.9     Accounting Changes.  The Company will not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company.

Section 8.10    Change in Ownership.  No change shall occur in the ownership of the ownership interests in the Company without the Bank's prior written consent, which consent shall not be unreasonably withheld; provided, however, that an individual owner may sell, transfer or otherwise convey his ownership interest in the Company to another member of his immediate family.

Section 8.11   Subordinated Debt.   The Company shall not make any payment in respect of any subordinated debt, or permit any of its Affiliates to make any such payment except in compliance with the terms of such subordinated debt, nor shall the Company amend and provision contained in any documentation relating to subordinated debt without the Bank’s prior written consent.

ARTICLE 9

FINANCIAL AND OTHER COVENANTS

Section 9.1      Debt Service Coverage Ratio.  The Company covenants and agrees that so long as the Letter of Credit remains outstanding, the Company will have, as of the end of each calendar quarter, for the previous calendar quarter then ending, commencing December 31, 2008, a Debt Service Coverage Ratio of not less than 1.50:1.00.

Section 9.2      Total Liabilities to Tangible Net Worth.  The Company covenants and agrees that so long as the Letter of Credit remains outstanding, the Company shall maintain as of the last day of each calendar quarter, commencing with December 31, 2008, a ratio of Total Liabilities (total liabilities of the Company less any subordinated debt) to Tangible Net Worth of no more than 2.00:1.00.

Section 9.3      Funded Debt Ratio.  The Company covenants and agrees that so long as the Letter of Credit remains outstanding, the Company shall maintain as of the last day of each calendar quarter, commencing with December 31, 2008, a ratio of Funded Debt to EBITDA of no more than 3.25 to 1.0.

ARTICLE 10

EVENTS OF DEFAULT

Section 10.1    Events of Default.  Upon the occurrence of any of the following events (herein referred to as an "Event of Default"), unless waived by the Bank:

(a)           the occurrence of a default, a "Default" or an "Event of Default" as described and defined in any of the Operative Documents;

(b)           failure of the Company to pay any amount when due under the terms of this Agreement;

(c)           failure on the part of the Company to perform or observe any other term, covenant or agreement contained in this Agreement or in any of the Operative Documents to which it is a party on its part to be performed or observed and (i) with respect to any such term, covenant or agreement contained herein, any such failure remains unremedied for 30 days after the earlier of its discovery by the Company or written notice thereof to the Company by the Bank; and (ii) with respect to any such term, covenant or agreement contained in any of the other Operative Documents to which the Company is a party, any such failure remains unremedied after any applicable grace period specified in such Operative Documents; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Bank will not unreasonably withhold its consent to an extension of such time if it is possible to correct such failure and corrective action is instituted by the Company within the applicable period and diligently pursued until the failure is corrected; or in the case of any such failure which can be cured with due diligence but not within the 30 day period, the Company's failure to proceed promptly to cure such default and thereafter prosecute the curing of such default with due diligence;

(d)           a default or event of default shall occur under any loan agreement, line of credit, Financial Contract or other loan document or contract and the Company shall not cure the same within any cure period provided therein;

(e)           any default shall occur under any other agreement involving the material borrowing of money or the material extension of credit under which the Company may be obligated as borrower or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default causes the acceleration of any Indebtedness or the termination of any commitment to lend, or if such default permits, or would permit with notice and/or the passage of time, the holder of any such obligation to accelerate any indebtedness or to terminate any commitment to lend;

(f)           any warranty, representation or other written statement made by or on behalf of the Company contained herein, in any of the other Operative Documents to which it is a party or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect on the date as of which made;

(g)           the Company shall fail to pay its debts or Indebtedness generally as the same come due, or shall file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

(h)           the Company or any Affiliate shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any such Affiliate or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting  any of the foregoing; or

(i)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Affiliate or its debts, or any substantial part of its assets,  under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any Affiliate or for a substantial part of its assets, and in any such case, such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or  ordering any of the foregoing shall be entered; or

(j)           the Company or any Affiliate shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)           an ERISA Event shall have occurred that, in the opinion of the Bank, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Company in an aggregate amount exceeding $10,000; or

(l)           any judgment or order for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Company or any Affiliate, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment  or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)           any non-monetary judgment or order shall be rendered against the Company or any Affiliate that could reasonably be expected to have a Material Adverse Effect, and  there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)           any event which could reasonably be expected to result in a Material Adverse Effect shall occur and be continuing;

then, and in any such event, the Bank may, in its sole discretion, but shall not be obligated to, (i) by notice to the Company, declare all amounts payable by the Company hereunder (including, without limitation, amounts payable pursuant to Section 3.1 hereof) to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived, and/or (ii) exercise all of its rights and remedies under the Operative Documents and/or (iii) by notice to the Trustee, require the Trustee to accelerate payment of all Bonds and interest accrued thereon as provided in Sections 6.01 and 6.02 of the Indenture.

No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or any other Operative Document or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to exercise any remedy reserved to the Bank in this Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.  In the event any provision contained in this Agreement should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

ARTICLE 11

NATURE OF BANK'S DUTIES

Section 11.1   Bank Duties.  As between the Company and the Bank, the Company shall assume all risks of the acts, omissions or misuse of the Letter of Credit by the Trustee.  The Bank shall not be responsible:  (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the Trustee to comply fully with conditions required in order to draw upon the Letter of Credit; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document or draft required in order to make a draw under the Letter of Credit or of proceeds thereof; and (g) for any consequences arising from causes beyond the control of the Bank.  None of the above shall affect, impair, or prevent the vesting of any of the Bank's rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank, under or in connection with the Letter of Credit or the related drafts or document(s), if taken or omitted in good faith, shall be binding upon the Company and shall not put the Bank under any resulting liability to the Company.

Section 11.2    Indemnification.  The Company hereby agrees at all times to protect, indemnify and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which the Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of (a) the issuance of the Letter of Credit, (b) any breach by any party (other than the Bank) of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, any other Operative Document or the Bonds, together with all reasonable expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, and (c) defense against any legal action commenced to challenge the validity of any of the above referred to instruments; it being the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the issuance of the Letter of Credit, all of which risks are hereby assumed by the Company, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts and omissions, herein called "Government Acts").  The Bank shall not, in any way, be liable for any failure by the Bank or anyone else to pay any draft under the Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Bank.  The obligations of the Company under this Article 11 shall survive the payment of the Bonds and the termination of this Agreement.

Notwithstanding anything to the contrary contained in this Article 11, the Company shall not have any obligation to indemnify the Bank in respect of any liability incurred by the Bank arising solely out of the gross negligence or willful misconduct of the Bank or out of the wrongful dishonor by the Bank of a proper demand for payment made under the Letter of Credit.

The Company further agrees to indemnify, protect and hold harmless the Bank and all successors and assigns of the Bank (whether following the foreclosure of the Mortgages, or either of them, or otherwise) from and against any and all damages, losses, cleanup costs, liabilities, disabilities, fines, penalties, costs or expenses (including reasonable attorneys' and paralegals' fees and expenses) incurred or to be incurred, whether absolute, fixed or contingent, civil or criminal, and whether arising under federal, state or local law, incurred or to be incurred (i) in connection with the handling, storage, transportation or disposal by anyone (other than the Bank or its successors or assigns) of (A) "hazardous waste," as defined in the Resource Conservation and Recovery Act or Section 403.703(21, Florida Statutes, (B) "hazardous substance," as defined in the Comprehensive Environmental Response, Compensation and Liability Act, and/or (C) petroleum products or by-products or natural gas, or (ii) otherwise on account of any violation by the Company of the Hazardous Materials Laws.

ARTICLE 12

MISCELLANEOUS

Section 12.1    Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent of the Bank.  No course of dealing between the Company and the Bank, nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Bank hereunder.

Section 12.2    Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Bank or on its behalf.

Section 12.3   Expenses.  The Company hereby agrees to pay promptly all reasonable costs and expenses in connection with the preparation, negotiation, issuance, delivery, filing, recording and administration of the Letter of Credit, this Agreement, the other Operative Documents, the Bonds and any other documents which may be delivered in connection with this Agreement, including, without limitation, the fees and expenses of Broad and Cassel, counsel for the Bank, and all costs and expenses (including reasonable counsel fees and expenses) in connection with (a) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of the Letter of Credit, (b) any and all amounts which the Bank has paid relative to the Bank's curing of any Event of Default resulting from the acts or omissions of the Company under this Agreement, any other Operative Document or the Bonds, (c) the enforcement of this Agreement or any other Operative Document, or (d) any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Bank from paying any amount under the Letter of Credit.  In addition, the Company hereby agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Letter of Credit, this Agreement, any other Operative Document or the Bonds, or any other documents which may be delivered in connection with this Agreement, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.  Notwithstanding the foregoing, no payment shall be required under this Section 12.3 in respect of any cost or expense the Bank has incurred because of its gross negligence or willful misconduct.

Section 12.4    Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default hereunder the Bank is hereby authorized at any time and from time to time, without notice to the Company or to any other person or entity, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to the Bank under this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

Section 12.5   Notices.  Except as otherwise specified herein, all notices hereunder shall be given by United States certified or registered mail or by telecommunication device capable of creating written record of such notice and its receipt.  Notices hereunder shall be effective when received and shall be addressed as follows:

If to the Bank:	RBC Bank (USA)
200 Providence Road, 3rd Floor
Charlotte, N.C. 28207
Attn: Direct Pay Letters of Credit

With a copy to:	RBC Bank (USA)
4221 West Boy Scout Blvd. Ste. 100
Tampa, Florida 33607
Attn: Commercial Banking

If to the Company, to:	Bovie Medical Corporation
7130 30th Avenue North
St. Petersburg, Florida 33710
Attn: President

Together with a copy to:	Fowler White Boggs Banker P.A.
501 East Kennedy Blvd.
Suite 1700
Tampa, Florida 33602
Attn: B. Herbert Boatner, Jr.

Section 12.6   Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Bank, the determination of such satisfaction shall be made by the Bank in its sole and exclusive judgment exercised in good faith.

Section 12.7    Binding Effect; Assignment.  This Agreement is a continuing obligation and shall (a) be binding upon the Company and its successors, transferees and assigns and (b) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided, however, that the Company may not assign all or any part of this Agreement without the prior written consent of the Bank.  The Bank may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participations herein, in the Letter of Credit or in any of its rights or security hereunder, including, without limitation, the instruments securing the Company's obligations hereunder.  No such assignment or participation by the Bank, however, will relieve the Bank of its obligation under the Letter of Credit.  In connection with any assignment or participation, the Bank may disclose to the proposed assignee or participant any information that the Company is required to deliver to the Bank pursuant to this Agreement.

Section 12.8   Relationship between Company and Bank.  The Bank represents and warrants that the Bank does not "control" the Company, either directly or indirectly through one or more controlled companies, within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.  The Bank covenants and agrees to provide written notice to the Trustee and the Remarketing Agent thirty days prior to the consummation of any transaction that would result in the Company controlling or being controlled by the Bank within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 12.9   Governing Law.  This Agreement is being delivered and is intended to be performed in the State of Florida, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such State.

Section 12.10           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 12.11            Incorporation of Preambles and Annexes.  The preambles appearing at the beginning of this Agreement and all annexes to this Agreement are hereby incorporated into this Agreement by reference.

Section 12.12           Jurisdiction; Venue; Waiver of Jury Trial.  In the event that any action, suit or other proceeding is brought in connection with this Agreement, the parties hereto hereby (i) irrevocably consent to the exercise of jurisdiction over them and, to the extent permitted by applicable laws, their property, by the United States District Court for the Middle District of Florida or the Circuit Court of Pinellas County, Florida, and (ii) irrevocably waive any objection they or any of them might now or hereafter have or assert to the venue of any such proceeding in any court described in clause (i) above.

THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS AGREEMENT.

Section 12.13           No Illegal Interest to be Charged.  All agreements between the Company and the Bank under this Agreement are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Bank or its successors or assigns for the use, forbearance or detention of the money to be advanced to the Company exceed the highest rate permissible under law applicable thereto by a court of competent jurisdiction. If, from any circumstances whatever, fulfillment of any provisions of this Agreement or of any other agreement existing between the Company and the Bank, at the time performance of such provision shall be due, shall involve payment of interest at a rate which exceeds the highest lawful rate as so determined, then ipso facto the obligation to be fulfilled shall be reduced to such highest lawful rate.  If from any circumstances whatsoever, the Bank or its successors or assigns shall ever receive interest, the amount of which would exceed such highest lawful rate, the portion thereof which would be excessive interest shall be reimbursed to the Company by the party receiving such excess, and, if required by law, together with interest on such excess at the highest lawful rate of interest (or 25% if there is then no maximum lawful rate).  Provided, however, that nothing contained herein shall be deemed to create a defense, contractual or otherwise, to any sums due or to become due or coming due under this Agreement secured hereby or under any other agreement existing among the Company and the Bank, where no such defense exists at law, as for example, where corporations are barred from asserting the defense of usury or in a case wherein no limit exists upon the rate of interest which may be charged.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

BOVIE MEDICAL CORPORATION,
a Delaware corporation

By:	/s/ Moshe Citronowicz
Name:	Moshe Citronowicz
Title:	Vice President

RBC BANK (USA)

By:	/s/ Dianne DiPalermo
Name:	Dianne DiPalermo
Title:	Vice President

(Signature Page – Letter of Credit Agreement)

S

ANNEX I

IRREVOCABLE LETTER OF CREDIT

RBC BANK (USA)

November 13, 2008

IRREVOCABLE LETTER OF CREDIT NO. SB004744

The Bank of New York Mellon Trust Company, N.A., as Trustee
10161 Centurion Parkway
Jacksonville, Florida 32256

At the request and on the instructions of our customer, Bovie Medical Corporation, a Delaware corporation (the "Company") we hereby establish in your favor, as Trustee under the Indenture of Trust, dated as of November 1, 2008 (the "Indenture") between the Pinellas County Industrial Development Authority (the "Issuer") and you, and for the benefit of the Bond holders, pursuant to which $4,000,000 in aggregate principal amount of the Issuer's Industrial Development Revenue Bonds (Bovie Medical Corporation Project), Series 2008 (the "Bonds") are being issued, this Irrevocable Letter of Credit in the initial amount of $4,046,027 (hereinafter, as reduced from time to time in accordance with the provisions hereof, the "Stated Amount") of which (i) an amount not exceeding $4,000,000 (as reduced from time to time in accordance with the terms hereof, the "Principal Component"), may be drawn upon with respect to payment of the unpaid principal amount or the portion of Purchase Price corresponding to principal of the Bonds, and (ii) an amount not exceeding $46,027 (as reduced from time to time in accordance with the terms hereof, the "Interest Component") may be drawn upon with respect to payment of interest accrued or the portion of the Purchase Price corresponding to interest accrued on the Bonds on or prior to their stated maturity date, effective immediately and expiring on December 15, 2011 unless terminated earlier in accordance with the provisions hereof or unless otherwise renewed or extended.  All drawings under this Letter of Credit will be paid with our own funds.

Funds under this Letter of Credit will be made available to you against receipt by us of the following items at the time required below:  (a) if the drawing is being made with respect to the payment of the portion of the Purchase Price of Bonds delivered to the Trustee (as defined in the Indenture) pursuant to Section 2.6 of the Indenture corresponding to the principal thereof (an "A Drawing"), receipt by us of your written certificate in the form of Exhibit A attached hereto appropriately completed and signed by an Authorized Officer; (b) if the drawing is being made with respect to the payment of principal of the Bonds (a "B Drawing"), receipt by us of your written certificate in the form of Exhibit B attached hereto appropriately completed and signed by an Authorized Officer; and (c) if the drawing is being made with respect to the payment of interest, or the portion of Purchase Price corresponding to interest, on the Bonds (a "C Drawing"), receipt by us of your written certificate in the form of Exhibit C attached hereto appropriately completed and signed by an Authorized Officer.  Presentation of such certificate(s) shall be made at our office located at RBC Bank (USA), 200 Providence Road, Charlotte, North Carolina 28207, Attention:  International Services – Direct Pay Letters of Credit, or at any other office which may be designated by us by written notice delivered to you.

If a drawing is made by you hereunder at or prior to 11:00 A.M., New York City time, on a Business Day, and provided that the requirements set forth above have been strictly satisfied and that such drawing and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to you, or to your designee, of the amount specified in immediately available funds, not later than 2:30 P.M., New York City time, on the same Business Day or not later than 2:30 P.M., New York City time, on such later Business Day as you may specify.  If requested by you, payment under this Letter of Credit will be made by deposit of immediately available funds into a designated account that you maintain with us.  If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you prompt notice that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you.  Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non conforming demand for payment to the extent that you are entitled to do so.

Demands for payment hereunder honored by us shall not, in the aggregate, exceed the Stated Amount, as the Stated Amount may have been reinstated by us as provided in the next paragraph.  Subject to the preceding sentence, each "A Drawing" and each "B Drawing" honored by the Bank hereunder shall pro tanto reduce the Principal Component, and each "C Drawing" honored by the Bank hereunder shall pro tanto reduce the Interest Component; any such reduction shall result in a corresponding reduction in the Stated Amount, it being understood that after the effectiveness of any such reduction you shall no longer have any right to make a drawing hereunder in respect of the amount of such principal and/or interest on the Bonds or the payment of Purchase Price corresponding thereto.

Upon receipt of reimbursement, we will release, or cause to be released any "Pledged Bonds" (as defined in the Indenture), and the Principal Component shall be reinstated automatically by the principal amount of such Pledged Bonds.  In addition, (a) the Interest Component shall be reinstated automatically by the amount of such "C Drawing" and (b) upon receipt of reimbursement, we will release or cause to be released any Pledged Bonds, and the Interest Component shall be reinstated automatically by the amount of the "C Drawing" made to pay the portion of the Purchase Price corresponding to interest on such Pledged Bonds (unless the Interest Component previously has been reinstated with respect to such "C Drawing"); provided, however, that in no event shall the Interest Component be reinstated to an amount in excess of 35 days' interest (such amount computed as set forth in the second succeeding paragraph) on the sum of the then applicable Principal Component plus the aggregate principal amount of any Pledged Bonds.

Only you or your successor as Trustee may make a drawing under this Letter of Credit.  Upon the payment to you, to your designee or to your account of the amount demanded hereunder, we shall be fully discharged on our obligation under this Letter of Credit with respect to such demand for payment and we shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such demand for payment to you or any other person who may have made to you or makes to you a demand for payment of principal of, Purchase Price of, or interest on, any Bond.  By paying to you an amount demanded in accordance herewith, we make no representation as to the correctness of the amount demanded.

This Letter of Credit applies only to the payment of principal or the portion of Purchase Price of the Bonds corresponding to principal, and up to 35 days' interest accruing on the Bonds (computed at a rate of 12% per annum), from the Date of Issuance through the Termination Date (computed on the basis of (a) actual days elapsed in a 365 or 366 day year, as the case may be, during any Short-Term Rate Period and (b) a 360 day year comprised of twelve 30 day months during any Long-Term Rate Period and does not apply to any interest that may accrue thereon or any principal, premium or other amounts which may be payable with respect to the Bonds subsequent to the expiration of this Letter of Credit.

Upon the earliest of (a) the honoring by us of the final drawing available to be made hereunder, (b) receipt of a certificate signed by an Authorized Officer and a duly authorized officer of the Company stating that the conditions precedent to the acceptance of a Substitute Credit Facility (as defined in the Indenture) have been satisfied and that the Trustee has accepted the Substitute Credit Facility, and setting forth the effective date of said Substitute Credit Facility, (c) receipt of a certificate signed by an Authorized Officer stating that no Bonds remain Outstanding (as defined in the Indenture), and (d) the stated expiration date hereof, this Letter of Credit shall automatically terminate and be delivered to us for cancellation; provided, however, that in connection with the termination event described in clause (b), above, this Letter of Credit shall automatically terminate, and shall be delivered to us for cancellation, on the second Business Day following the effective date of the Substitute Credit Facility and the honoring by us of the related drawing hereunder pertaining to the payment of the Purchase Price of the Bonds tendered for purchase on the Mandatory Tender Date corresponding to the delivery of the Substitute Credit Facility.

Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at RBC Bank (USA), 200 Providence Road, Charlotte, North Carolina 28207, Attention:  International Services – Direct Pay Letters of Credit, specifically referring thereon to this Letter of Credit by number.

We agree to issue a substitute letter of credit to any successor trustee (and to successively replace any such substitute letter of credit) upon the return to us for cancellation of the original of the letter of credit to be replaced, accompanied by a request relating to such letter of credit, which (a) shall be substantially in the form of Exhibit D attached hereto with the blanks appropriately completed, (b) shall be signed by an Authorized Officer, (c) shall specify where indicated therein the same letter of credit number as the number of the letter of credit to be replaced and (d) shall state the name and address of the successor trustee.  Each substitute letter of credit will be in substantially the form of this Letter of Credit except for the date and letter of credit number.

As used herein (a) "Authorized Officer" shall mean any person signing as one of your Vice Presidents, Assistant Vice Presidents, Trust Officers or Assistant Trust Officers; and (b) all other capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the above-mentioned Indenture.

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds), except only the certifi cate(s) referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificate(s).

This credit is subject to the Uniform Customs and Practice for Documentary Credits (2006 Revision), International Chamber of Commerce, Publication No. 600 (the "Uniform Customs").  This Letter of Credit shall be deemed to be a contract made under the laws of the State of Florida and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of such State.

Very truly yours,

RBC BANK (USA)

By:
Title:

EXHIBIT A

CERTIFICATE FOR "A DRAWING"

[Date]

RBC Bank (USA)
200 Providence Road,
Charlotte, North Carolina 28207
Attention:  International Services – Direct Pay Letters of Credit

Re:           Irrevocable Letter of Credit No. SB004744

The undersigned, a duly authorized officer of The Bank of New York Mellon Trust Company, N.A. (in such capacity, the "Trustee"), hereby certifies to RBC Bank (USA) (in such capacity, the "Bank") that:

(a)           The undersigned is the Trustee under the Indenture for the holders of the Bonds.

(b)           The undersigned, in its capacity as Trustee, is making a drawing under the above-referenced Letter of Credit in the amount of $___________ with respect to payment of the portion of the purchase price of Bonds corresponding to the principal amount thereof, which Bonds are to be purchased pursuant to Section 2.6 of the Indenture.

(c)           The amount demanded hereby does not exceed the amount available on the date hereof to be drawn under the above-referenced Letter of Credit in respect of the portion of the Purchase Price of Bonds corresponding to the principal amount thereof.

(d)           The amount demanded hereby does not include any amount in respect of the purchase of any Pledged Bonds.

(e)           Upon receipt by the undersigned of the amount demanded hereby, (i) the undersigned will apply the same directly to the payment when due of the principal amount owing on account of the purchase of Bonds pursuant to the Indenture and, upon receipt of written request by the Bank, will cause the Trustee to deliver promptly to the Bank Pledged Bonds in an aggregate principal amount equal to the amount demanded hereby (together with any and all due bills for interest due on the next succeeding interest payment date delivered pursuant to Section 2.8(b) of the Indenture in respect of such Pledged Bonds), (ii) no portion of said amount shall be applied by the undersigned for any other purpose and (iii) no portion of said amount shall be commingled with other funds held by the undersigned.

Any capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Indenture of Trust, dated as of November 1, 2008 between the Pinellas County Industrial Development Authority and the undersigned, as Trustee.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ____ day of ___________, ______.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:
Title:

EXHIBIT B

CERTIFICATE FOR "B DRAWING"

[Date]

RBC Bank (USA)
200 Providence Road,
Charlotte, North Carolina 28207
Attention:  International Services – Direct Pay Letters of Credit

Re:        Irrevocable Letter of Credit No. SB004744

The undersigned, a duly authorized officer of The Bank of New York Mellon Trust Company (in such capacity, the "Trustee"), hereby certifies to RBC Bank (USA) (in such capacity, the "Bank") that:

(f)           The undersigned is the Trustee under the Indenture for the holders of the Bonds.

(g)           The undersigned, in its capacity as Trustee, is making a drawing under the above-referenced Letter of Credit in the amount of $____________ with respect to the payment of principal of the Bonds, which amount has, or will, on the Business Day immediately following the date hereof, become due and payable pursuant to the Indenture, upon maturity or as a result of acceleration or redemption of the Bonds.

(h)           The amount demanded hereby does not include any amount in respect of the principal amount of any Pledged Bonds.

(i)           The amount demanded hereby, together with the aggregate of all prior payments made pursuant to "B Drawings" under the above-referenced Letter of Credit, does not exceed $__________.

(j)           The amount demanded hereby does not exceed the amount available on the date hereof to be drawn under the above-referenced Letter of Credit in respect of the principal of the Bonds.

(k)           Upon receipt by the undersigned of the amount demanded hereby, (i) the undersigned will apply the same directly to the payment when due of the principal amount owing on account of the Bonds pursuant to the Indenture, (ii) no portion of said amount shall be applied by the undersigned for any other purpose and (iii) no portion of said amount shall be commingled with other funds held by the undersigned.

Any capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Indenture of Trust, dated as of November 1, 2008 between the Pinellas County Industrial Development Authority and the undersigned, as Trustee.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ______ day of _________, ____.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:
Title:

EXHIBIT C

CERTIFICATE FOR "C DRAWING"

[Date]

RBC Bank (USA)
200 Providence Road,
Charlotte, North Carolina 28207
Attention:  International Services – Direct Pay Letters of Credit

Re:        Irrevocable Letter of Credit No. SB004744

The undersigned, a duly authorized officer of The Bank of New York Mellon Trust Company (in such capacity, the "Trustee"), hereby certifies to RBC Bank (USA) (in such capacity, the "Bank") that:

(a)           The undersigned is the Trustee under the Indenture for the holders of the Bonds.

(b)           The undersigned, in its capacity as Trustee, is making a drawing under the above-referenced Letter of Credit in the amount of $___________ with respect to payment of [the portion of the purchase price of $___________ in principal amount of the Bonds corresponding to the accrued interest thereon, which Bonds are to be purchased pursuant to Section 4.02 of the Indenture] [interest on the Bonds, which amount has accrued and become due and payable pursuant to the Indenture, upon a stated interest payment date or as a result of acceleration or redemption of the Bonds].

(c)           The amount demanded hereby does not exceed the amount available on the date hereof to be drawn under the above-referenced Letter of Credit in respect of interest on the Bonds.

(d)           The amount demanded hereby does not include any amount in respect of the interest on any Pledged Bonds.

(e)           Upon receipt by the undersigned of the amount demanded hereby, (i) the undersigned will apply the same directly to the payment when due of the [interest owing on account of the Bonds pursuant to the Indenture] [portion of the Purchase Price of Bonds pursuant to Section 2.6 of the Indenture corresponding to accrued interest thereon], (ii) no portion of said amount shall be applied by the undersigned for any other purpose and (iii) no portion of said amount shall be commingled with other funds held by the undersigned.

Any capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Indenture of Trust, dated as of November 1, 2008 between the Pinellas County Industrial Development Authority and the undersigned, as Trustee.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ______ day of ____________, ____.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:
Title:

EXHIBIT D

INSTRUCTION TO ISSUE SUBSTITUTE LETTER OF CREDIT

[Date]

RBC Bank (USA)
200 Providence Road,
Charlotte, North Carolina 28207
Attention:  International Services – Direct Pay Letters of Credit

Re:         Irrevocable Letter of Credit No. SB004744

Gentlemen:

Reference is made to (a) the above-referenced letter of credit (the "Old Letter of Credit") and (b) the Indenture of Trust dated as of November 1, 2008 (the "Indenture") between the Pinellas County Industrial Development Authority and us.

[Name and address of successor trustee] (the "Successor Trustee") has been appointed successor trustee under the Indenture.  You are hereby requested to issue, in accordance with the terms of the Old Letter of Credit, a new letter of credit to the Successor Trustee having the same terms and providing for the same Stated Amount as the Old Letter of Credit.

We submit herewith for cancellation the original of the Old Letter of Credit.

The individual signing below on our behalf hereby represents that he or she is duly authorized to so sign on our behalf.

Very truly yours,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:
Title:

ANNEX II

PENDING LITIGATION

There is no pending litigation.

ANNEX III

INFORMATION REGARDING ERISA PLANS

None

ANNEX IV

PERMITTED LIENS

None